Exhibit 99.1

Crossroads Capital Announces Plan Intended to Maximize Shareholder Value

Company to Pursue the Sale of Its Portfolio Investments

Board Approves Amendment to Stock Repurchase Program

LINCOLN, Neb.--(BUSINESS WIRE)--January 25, 2016--Crossroads Capital (Nasdaq: XRDC) announced today it will pursue the sale of its existing portfolio investments with the intention of distributing cash proceeds to shareholders and that it has amended its investment objective to now be the preservation of capital and maximization of shareholder value.

Since its election, the new Board has reduced expenses and conducted a comprehensive review of the portfolio investments made by former management, having explored alternatives to maximize shareholder value. Crossroads will immediately pursue the sale of its existing portfolio investments, limit expenses and deploy surplus cash as appropriate, including into yielding investments to offset operating expenses. While the Board plans to distribute cash proceeds to shareholders from the sale or other monetization of portfolio investments, no assurance can be given regarding the timing of or values realized from such transactions. Further, while the Board will adhere to its previously announced determination not to invest in new venture companies, the Company may consider making opportunistic follow-on investments in its existing portfolio companies. The Board reserves the right to modify or terminate this plan at any time or to consider additional strategic alternatives.

Andrew Dakos, Chairman of the Board of Directors of Crossroads and a principal of its largest shareholder, said, “This decision was made after considerable analysis, review and deliberation. Both management and the Board believe this is the most efficient way to deliver the Company’s underlying value to our shareholders.”

Crossroads’ Board previously authorized a program to repurchase shares in the open market or through privately negotiated transactions, at management’s discretion. This authorization expires May 10, 2016, but may be extended, modified or discontinued at any time for any reason. The Board recently amended the program to allow for greater flexibility, by eliminating the current routine “blackout” periods during which the Company is prohibited from purchasing shares, and increasing the size of the program from $1 million to $2 million. The Board and management believe that to the extent repurchases are made at current market levels they should be accretive to Crossroads’ net asset value per share. Crossroads currently has approximately $14.1 million or $1.46 per share in cash and cash equivalents.

About Crossroads Capital, Inc.

Crossroads Capital, Inc. (www.xrdc.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Crossroads Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Crossroads Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Crossroads Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Crossroads Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Investor Relations Contact:
Crossroads Capital
Ben H. Harris
Chief Executive Officer and President
(402) 261-5345
ben@xroadscap.com